Exhibit 99.1

Q BIOMED INC. CLOSES $3,050,390 EQUITY FINANCING

Funding Provides Capital to Meet Near Term Milestones and Catalysts

Q BioMed Inc. (QBIO) is pleased to announce the closing of a $3,050,390 equity financing. The financing with a small group of accredited investors provides the necessary capital to meet near term milestones and catalysts in its most advanced product portfolio assets, including the commercialization of Strontium Chloride 89, multiple IND enabling studies, CMC manufacturing and at least one IND filing.

Pursuant to the securities purchase agreement, accredited investors received 953,247 units with each unit consisting of one share of our common stock priced at $3.20 and a five-year warrant to purchase one additional share of our common stock at $4.50.

Denis Corin, CEO of Q BioMed Inc., said, “This capital provides the runway we need to meet some significant milestones over the next few months. We are eagerly anticipating Sr89 commercial production, which is in final QC and validation. Also the pre-IND work on QBM001 for the treatment of young children with a rare autistic spectrum disorder causing them to lose the ability to speak, is expected to be complete and a submission to the regulators for IND is expected before year end.”

Brookline Capital markets, a division of CIM Securities, LLC acted as the exclusive placement agent for the offering.

For more information, please refer to our Form 8K filed today.

Please visit our website http://www.qbiomed.com and follow us on social media @QBioMed to stay updated on our progress.

About Q BioMed, Inc.

Q BioMed, Inc., (Q) is a biomedical acceleration and development company. We are focused on licensing and acquiring biomedical assets across the healthcare spectrum. Q is dedicated to providing these target assets the strategic resources, developmental support and expansion capital they need to ensure they meet their developmental potential, enabling them to provide products to patients in need.

Forward-Looking Statements:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks related to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Denis Corin
CEO, Q BioMed Inc.
+1-888-357-2435